EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated February 8, 2002 (except for Note 3 as to which the date is March 13, 2002), accompanying the financial statements incorporated by reference in the Annual Report of Xybernaut Corporation, on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Form S-3 Registration Statement of Xybernaut Corporation to be filed on or about March 27, 2002 and the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Vienna, Virginia
March 27, 2002



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